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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Hanover Direct, Inc.                          The MWW Group
            Brian C. Harriss                              Jamie Schwartz
            E.V.P. & Chief Financial Officer              Rich Tauberman
            Tel: (201) 272-3224                           Tel: (201) 507-9500

     HANOVER DIRECT ANNOUNCES COMMON STOCK AND PREFERRED STOCK RESTRUCTURING TRANSACTION WITH RICHEMONT FINANCE S.A. AND AMENDMENT OF CONGRESS FINANCIAL
                                CREDIT AGREEMENT



WEEHAWKEN, NJ, December 20, 2001 - Hanover Direct, Inc. (AMEX: HNV) today announced it had consummated a Common and Preferred Stock transaction with Richemont Finance S.A. and amended its Credit Agreement with Congress Financial Corporation.

With the transaction, disclosed in documents recently filed with the Securities and Exchange Commission, the Company purchased 74,098,769 shares of Common Stock and 1,400,000 shares of Series A Preferred Stock and all accrued and unpaid dividends from Richemont Finance S.A. in exchange for the issuance by the Company of 1,622,111 shares of Series B Preferred Stock, reimbursement of expenses of $1 million, and a release and indemnification agreement. The new Series B Preferred Stock does not have a dividend and is redeemable by the Company at increasing redemption values, from $47.36 per share as of the issuance date to a final amount of $90.11 per share at the final redemption date of August 23, 2005. The Series B Preferred Stock has ten votes per share voting together with the Common Stock as a single class. If all the Series B Preferred Stock is redeemed at final maturity, the cost to the Company would be equal to the total issue value and dividends that would have been payable on the Series A Preferred Stock being purchased. As part of the transaction, Chairman Eloy Michotte and Mr. Alan Grieve have resigned from the Hanover Direct, Inc. Board of Directors.

As a result of the transaction, outstanding shares of the Common Stock of Hanover Direct will decrease approximately 35%, from 212,468,208 to 138,369,439. At year-end 2001, the Company will have approximately $77.3 million in outstanding Series B Preferred Stock compared to an approximate pro forma balance of $84.5 million had the Series A Preferred Stock remained outstanding.

Additionally, the Company and Congress Financial Corporation amended the Company's Credit Agreement to provide for the prospective application of the proceeds from any future asset transactions to: first, adjust the Company's borrowings, borrowing base advance rates and credit availability under the Credit Agreement with Congress Financial Corporation, and second, if permitted under the terms of the amendment, provide for the potential redemption of Series B Preferred Stock. The Company paid Congress Financial Corporation a fee of $500,000 in connection with the amendment.

A conference call with the management of Hanover Direct, Inc. to review these financial restructuring transactions and agreements and the ongoing strategic business realignment program will be held on Thursday, December 20, 2001 at 11 a.m. Eastern Time. If you would like to participate in the call, please call 415-537-1898 between 10:50 a.m. and 10:55 a.m. Eastern Time. The call will begin promptly at 11:00 a.m. Eastern Time. A re-play of the conference will be available from 1:00 p.m. Eastern Time on December 20, 2001 until 11:59 p.m. Eastern Time on December 21, 2001 and can be accessed by calling 800-633-8284 (Domestic) and 858-812-6440 (International) and entering the Reservation Code 20129898#.


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ABOUT HANOVER DIRECT, INC.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Silhouettes, International Male, Undergear, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, and also provides the logistical, IT and fulfillment needs of Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.



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